Exhibit 10.6

Executive Board

David L Calhoun

Chairman & Chief Executive Officer

December 4, 2006

Susan Whiting

2082 North Benson Road

Fairfield, CT 06824

Dear Susan:

I am pleased to confirm our employment offer to you for the position of EVP VNU, Chairman Nielsen Media Research, and advisor to the Supervisory Board.

In connection with your increased responsibilities, your annualized base salary will be adjusted to $850,000, effective November 13, 2006 and payable in biweekly installments of $32,692.30. Your salary will be reviewed annually with other executives, and will at least remain at the new annual salary level.

Your 2006 Annual Incentive Plan (AIP) target will be adjusted to $850,000, with payment based on the achievement of annual performance targets, based upon EBITDA and to be determined by the CEO in good faith after consultation with you.

As a member of the senior management team, you have the opportunity to make a purchase of common stock having an equity value of $1,000,000 (100,000 shares with an exercise price of $10 per share). The one million dollars ($1,000,000) of the equity investment is to be provided to the Company upon implementation of the Equity Participation Program for VNU executives

As a result of this personal investment, you will receive $12,000,000 of stock option face value of the Company, comprised of 900,000 stock options at an exercise price of $10 per option and 150,000 stock options at an exercise price of $20 per option. Attached please find the material governance terms for equity participation.

You will also receive a restricted stock unit (RSU) grant of $1,000,000. Restrictions will lapse over a five (5) year time frame, with 20% of the RSUs vesting each year, commencing January 15, 2007. Terms and conditions are the same as with your stock options.

770 Broadway New York, NY 10003

You will also be covered by VNU’s Executive Severance Plan. The plan provides for separation payments of two years of salary, plus a pro-rated annual incentive, and benefits continuation for 24 months, if you are terminated from VNU without cause, including in case of a change in control.

You will be eligible for reimbursement of up to $15,000 annually for tax and financial planning fees. Additionally, you will be eligible for reimbursement for expenses relating to an annual executive physical of up to $2,500 annually. The Company paid apartment and garage expenses will continue as long as the NMR headquarters remain farther than 20 miles away from your home in Fairfield, Connecticut. Club dues will continue to be reimbursed at the current level. Finally, you are eligible for an annual car allowance of $15,600. All executive perquisites will be grossed up.

Retiree medical remains in place as per previously executed agreements.

Susan, I am very pleased that you will continue to play a key leadership role in the new VNU Company and look forward to partnering with you.

Sincerely,

/s/ David Calhoun
David Calhoun
Chairman & CEO, VNU

Signature:	/s/ Susan Whiting
Susan Whiting

Date Accepted: 12/06/06